Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

VS HOLDINGS, INC.

ARTICLE FIRST:

The name of the corporation is VS Holdings, Inc. (hereinafter the “Corporation”).

ARTICLE SECOND:

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington Delaware, 19808, County of New Castle. The name of the registered agent at such address is the Corporation Service Company.

ARTICLE THIRD:

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOURTH:

The total number of shares which the Corporation shall have the authority to issue is One Thousand Shares (1,000), all of which shall be shares of Common Stock, with a par value of One Cent ($0.01) per share.

ARTICLE FIFTH:

The Board of Directors of the Corporation (the “Board of Directors”) initially shall be comprised of three members. The number of directors may be increased or decreased from time to time as provided in the Corporation’s Bylaws.

ARTICLE SIXTH:

The Corporation is to have perpetual existence.

ARTICLE SEVENTH:

In accordance with Section 251(g)(7)(A) of the Delaware General Corporation Law (the “DGCL”), any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the DGCL or this certificate of incorporation the approval of the stockholders of the Corporation must also receive the approval of the stockholders of VS Parent, Inc., by the same vote as required by the DGCL and/or by this certificate of incorporation or the stockholders of the Corporation.

ARTICLE EIGHTH:

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the

Corporation; provided that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power to adopt, amend, repeal or otherwise alter the Bylaws.

ARTICLE NINTH:

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

ARTICLE TENTH:

Section 1. Indemnity for Third Party Actions.

To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2. Indemnity for Action by or in Right of Corporation.

To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such suit or action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 3. Effect of Repeal or Modification.

Any repeal or modification of this Article Tenth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE ELEVENTH:

To the fullest extent permitted by the Delaware General Corporation Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any of (i) BSMB/Vitamin, LLC, Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P., and The BSC Employee Fund IV, L.P. (each a “Securities Holder”) or (ii) any director of the Corporation who is an employee or designee of a Securities Holder or its Affiliates (each, a “Specified Director”). Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any business venture or business opportunity of any Specified Director or Securities Holder or any of their respective Affiliates and none of the Specified Directors or Securities Holders or any of their respective Affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation or otherwise account to the Corporation in respect of any such business ventures or opportunities. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any Specified Director or Securities Holder to permit itself or one of its Affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation. As used in this Article Eleventh, (i) an “Affiliate” (a) of any person shall mean any other person controlling, controlled by or under common control with such person, (b) in the case of any Securities Holder, includes The Bear Stearns Companies Inc. and its Subsidiaries and any investment fund sponsored by The Bear Stearns Companies Inc. or any of its Subsidiaries or managed by employees of The Bear Stearns Companies Inc. or any of its Subsidiaries and (c) in all cases shall not include the Corporation or its Subsidiaries and (ii) “Subsidiary” shall have the meaning ascribed thereto in Article Fourth.

ARTICLE TWELFTH:

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Twelfth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE THIRTEENTH:

The Corporation expressly elects not to be governed by section 203 of the General Corporation Law of the State of Delaware.

ARTICLE FOURTEENTH:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.